                                                                     EXHIBIT 2.1


                            DATED 28 FEBRUARY 1998
                            ----------------------

                               ARIS CORPORATION

                           ROBIN NESSIM SMOUHA ADDA

                                      and

                              THE SHAREHOLDERS OF
                      BAREFOOT COMPUTER TRAINING LIMITED

                      ----------------------------------

                                   AGREEMENT

                         FOR THE SALE AND PURCHASE OF
                      THE ENTIRE ISSUED SHARE CAPITAL OF
                      BAREFOOT COMPUTER TRAINING LIMITED

                      ----------------------------------

                                  CLYDE & CO
                           An International Law Firm
                                 51 Eastcheap
                                London EC3M 1JP
                              Tel: 0171 623 1244
                              Fax: 0171 623 5427
                             Ref: SKJ/CBH/9800503

THE SHARES OF COMMON STOCK OF ARIS CORPORATION ISSUED TO THE PERSONS AND ENTITIES NAMED IN SCHEULE 1 OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED OR SOLD IN THE UNTIED STATES OR TO U.S. PERSONS (AS DEFINED IN RULE 902(O) UNDER THE SECURITIES ACT) UNLESS SUCH SHARES ARE REGISTEREDUNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE AND UNLESS THE OTHER RESTRICTIONS ON THE TRANFER CONTAINED IN THE AGREEMENTS REFERRED TO HEREIN ARE COMPLIED WITH.

THIS AGREEMENT is made as a deed on 28 February 1998

BETWEEN:

(1) THE PERSONS AND ENTITIES whose names and addresses are set out in Schedule 1 ("the Sellers");

(2)  ROBIN NESSIM SMOUHA ADDA of 31 Felden Street, London SW6 5AE ("Mr Adda");
     and

(3) ARIS CORPORATION of Fort Dent Two, suite 250, 6720 Fort Dent Way, Seattle, Washington 98188, United States of America ("the Buyer").

WHEREAS:

(A) The Buyer wishes to acquire all of the issued shares of Barefoot Computer Training Limited, a company incorporated in England and Wales as at the date of this Agreement, on the terms and conditions of this Agreement.

(B) After such acquisition, the Buyer plans to integrate Barefoot Computer Training Limited into Oxford Computer Group Limited, the Buyer's wholly-owned subsidiary in the United Kingdom, by transferring all of the shares or all of the assets of Barefoot Computer Training Limited to Oxford Computer Group Limited, although the Buyer is not legally obliged to make any such transfer and Oxford Computer Group Limited has no legal right to any or all of the shares of assets of Barefoot Computer Training Limited.

NOW THIS DEED WITNESSES as follows:

1.   INTERPRETATION

1.1 In this Agreement and the Schedules the following words and expressions shall have the following meanings unless the context otherwise requires:

     "ACCOUNTS DATE"      in respect of the Audited Accounts means the Last
                          Accounts Date, 30 November 1996 or 30 November 1995
                          (as the case may be);

     "THE ACT"            means the Companies Act 1985;

     "ADDA SETTLEMENT"    means a discretionary trust established under a deed
                          of settlement under the laws of the British Virgin
                          Islands;

     "AFFILIATE"          has the meaning set forth in Rule 12b-2 of the
                          regulations promulgated under the Securities Exchange
                          Act;

     "ASSOCIATE"          means GTS and/or any person, firm or company which is
                          a connected person of any Warrantor or which is an associated company of any Warrantor;

     "AUDITED ACCOUNTS"   means the Last Accounts, the audited balance sheet of
                          the Company as at 30 November 1996 and/or 30 November
                          1995, the audited profit and loss account of the Company for the fiscal year ended on 30 November 1996 and/or 30 November 1995 and, in each case, the auditor's and directors' reports and notes thereon;

     "BUSINESS DAY"       means a day other than a Saturday, Sunday or public
                          holiday in the United Kingdom or the U.S.;

     "BUYER'S GROUP"      means the Buyer and/or any subsidiary of the Buyer
                          (including but not limited to Oxford), any holding company of the Buyer and any subsidiary of any such holding company;

     "BUYER'S SHARES"     means two hundred and seventy eight thousand six
                          hundred and eleven (278,611) fully paid, nonassessable shares in the common stock of the Buyer to be issued to the Sellers under this Agreement;

     "BUYER'S SOLICITORS" means Clyde & Co of 51 Eastcheap, London, EC3M 1JP;

     "CHILDRENS' TRUSTS"  means collectively the Olivia Adda Settlement, the
                          Jacques Adda Settlement, the Jessica Adda Settlement and the Georgina Adda Settlement;

     "THE COMPANY"        means Barefoot Computer Training Limited, brief
                          details of which are set out in Schedule 2;

     "COMPLETION"         means completion of the sale and purchase of the
                          Shares in accordance with the terms of this Agreement;

     "CONSIDERATION"      means the consideration described in clause 3;

     "DIRECTORS"          means the directors of the Company immediately before
                          Completion of this Agreement;

     "DISCLOSURE LETTER"  means the letter in a form satisfactory to the Buyer from the Sellers' Solicitors to the Buyer's Solicitors relating to the Warranties;

     "EMPLOYEES"          means the employees of the Company as at the date of
                          this Agreement, as listed in the Disclosure Letter;

     "ENCUMBRANCE"        means a mortgage, charge, pledge, lien, assignment,
                          right to acquire, option, restriction, right of first refusal, right of pre-emption, third party right or interest, title retention or any other encumbrance or security interest of any kind whatsoever or another type of preferential arrangement (including without limitation a title transfer and/or retention arrangement) having similar effect;

     "ENVIRONMENTAL LAWS" means all regulations, directions and other environmental protection, occupational, health and safety or similar laws, regulations, restrictions, licences, rules, and European Community directives as in force in the United Kingdom, including but not limited to the Environmental Protection Act 1990, the Water Act 1989, the Control of Substances Hazardous to Health Regulations, the Control of Pollution Act 1974 and the Radioactive Substances Act 1960;

     "ESCROW AGENT"       means the escrow agent named and defined as such in
                          the Escrow Agreement;

     "ESCROW AGREEMENT"   means an agreement in the agreed form to be executed
                          and delivered by the Buyer, the Warrantors and the Escrow Agent in accordance with this Agreement;

     "ESCROW FUND"        means the escrow fund as defined in the Escrow
                          Agreement;

     "ESCROWED SHARES"    means the Buyer's Shares to be placed in escrow
                          pursuant to the terms of clause 3.2 and in accordance with the provisions of the Escrow Agreement, or such fewer number of Buyer's Shares to be held in escrow from time to time, reduced in accordance with the terms of the Escrow Agreement;

     "EVENT" includes (without limitation) the death of any person, any change in the residence of any person for the purposes of Taxation, any payment, transaction, action, omission or occurrence of whatever nature and a failure to make sufficient dividend payments to avoid a shortfall apportionment or deemed distribution of income, and references to an event occurring on or before Completion shall include the combined result of two or more events the first of which shall have taken place before Completion in circumstances where that event or those events taking place before Completion shall have taken place outside the Company's ordinary course of business (or shall be deemed to have taken place outside the Company's ordinary course of business) and that event or those events occurring after Completion shall have taken place inside the Company's ordinary course of business and shall also include Completion;

     "FSA"                means the Financial Services Act 1986;

     "GAAP"               means U.S. generally accepted accounting principles;

     "GTS" means Global Training Solutions (London) Limited whose registered office is at Telephone House, 77 Paul Street, London EC2A 4PT ("GTS London"), Global Training Solutions Limited ("GTS Limited") whose registered office is at PO Box 146, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands and/or any associated, affiliated or related person thereof;

     "GTS BUSINESS"       means the provision by GTS of (i) vendor/partner
                          certification and training schemes (being A+, Skillcheck and substantially similar training schemes) developed by GTS, (ii) courseware relating thereto developed by GTS, and (iii) "train the trainer" skills transfer and support relating to (i) and/or (ii) above, in each case solely and exclusively to vendors and partners (but not, for the avoidance of doubt and without limitation, to end users);

     "GTS SERVICES        means the services agreement in the agreed form
      AGREEMENT"          to be entered into between the Company and GTS London;

     "ICTA"               means the Income and Corporation Taxes Act 1988;

     "INTELLECTUAL        means patents, trade marks, service marks, designs,
      PROPERTY"           applications and rights to apply for any of the
                          foregoing, design rights, copyright (including but not limited to all copyright in any drawings, plans, specifications, manuals, designs, and computer software) inventions, trade secrets, know how and other confidential information and business names and any similar rights, whether registrable or registered or not, in any part of the world, in each case owned or used by the Company for the purpose of its business;

     "INVESTMENT AND      means the investment and pooling letter from each
      POOLING LETTER"     Seller in the agreed form;

     "LAST ACCOUNTS"      means the audited balance sheet of the Company as at
                          the Last Accounts Date, the audited profit and loss account of the Company for the fiscal year ended on the Last Accounts Date, and the auditor's and directors' reports and notes thereon;

     "LAST ACCOUNTS DATE" means 30 November 1997;

     "LEASES" means the leases of the Property dated 14 June 1996 between Area Managements (London) Limited (1) and the Company (2);

     "LETTER OF           means the letter of transmittal from each Seller in
      TRANSMITTAL"        the agreed form;

     "LIABILITIES"        means as at any relevant date, all actual or
                          contingent liabilities, whether liquidated, quantified or unliquidated, known or not, arising out of any event occurring before, or from circumstances subsisting, at that date;

     "MANAGEMENT          means the unaudited management accounts of the
      ACCOUNTS"           Company for the two monthly periods ended on 31
                          December 1997 and 31 January 1998;

     "OXFORD" means Oxford Computer Group Limited of Wolsey Hall, 66 Banbury Road, Oxford OX2 6PR (a wholly-owned subsidiary of the Buyer);

     "PLANNING ACTS"      means the Town and Country Planning Act 1990, the
                          Planning (Listed Buildings and Conservation Areas) Act
                          1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990;

     "PROMISSORY NOTE"    means the promissory note to be issued by GTS to the
                          Company in the agreed form;

     "PROPERTY"           means the leasehold premises briefly described in
                          Schedule 3;

     "PROPERTY LIABILITY" means any or all losses, damages, claims, demands, costs and/or expenses of any kind whatsoever arising (whether directly or indirectly) out of or in connection with (i) any of the Planning Acts, (ii) the permitted use designated under either or both of the Leases, and/or (iii) any breach under either or both of the Leases resulting from (i) and/or (ii) above;

     "REGISTRATION RIGHTS means the agreement between each Seller and the Buyer
      AGREEMENT"          granting each Seller "piggyback" and "best efforts"
                          S-3 demand registration rights with respect to the Buyer's Shares in the agreed form;

     "REGULATION S"       means Regulation S of the Securities Act;

     "SEC"                means the United States Securities Exchange
                          Commission;

     "SECURITIES ACT"     means the United States Securities Act of 1933, as
                          amended;

     "SECURITIES          means the United States Securities Exchange Act of
      EXCHANGE ACT"       1934, as amended;

     "SELLERS"            means the persons and entities whose names and
                          addresses are set out in Schedule 1;

     "SELLERS'            means Baker & McKenzie of 100 New Bridge Street,
      SOLICITORS"         London EC4V 6JA;

     "SHAREHOLDERS"       means the Sellers;

     "SHARES" means the whole of the issued share capital of the Company;

     "SSAP" means either a Statement of Standard Accounting Practice published by the Institute of Chartered Accountants in England and Wales or a Financial Reporting Standard as issued by the Accounting Standards Board;

     "STC" means STC International Limited as trustee of the Adda Settlement, P O Box 146, Roadtown, Tortola, British Virgin Islands;

     "STOCK EXCHANGE"     means the London Stock Exchange Limited;

     "SUPPLEMENTAL        means the Tax Covenant, the Escrow Agreement, the
      AGREEMENTS"         Registration Rights Agreement, the Investment and
                          Pooling Letter, the Letter of Transmittal, the
                          Promissory Note and the GTS Services Agreement;

     "TCGA"               means the Taxation of Chargeable Gains Act 1992;

     "TAXATION"           means all forms of taxation, charges, duties, imposts,
                          withholdings, rates, levies and governmental charges
                          (including any related fine, penalty, surcharge or interest and whether national, state, provincial or local) in all cases in the nature of tax or corresponding to tax, whatsoever and whenever created, enacted or imposed, and whether of the United Kingdom or elsewhere and "Tax" shall be construed accordingly;

     "TAXATION STATUTES"  means statutes (and all regulations and arrangements whatsoever made thereunder) whether of the United Kingdom or elsewhere, and whether enacted before or after the date of this Agreement, providing for or imposing any Taxation;

     "TAX COVENANT"       means a deed of covenant relating to the Company's
                          liability for Taxation (in respect of which the Warrantors stand as Covenantors) in the agreed form to be executed and delivered by the Buyer and the Warrantors at Completion;

     "TRUSTEES"           means, in respect of the Childrens' Trusts, Mr Adda
                          and Pernille Adda and, in respect of the Adda
                          Settlement, STC;

     "TRUSTS" means the Childrens' Trusts and the Adda Settlement, or any of them;

     "U.S."               means the United States of America;

     "WARRANTIES"         means the warranties, representations and undertakings
                          by Annie Sly and/or the Warrantors (or any of them) contained in clause 6 and set out in Schedule 4:
                          "Warranty" shall be construed accordingly; and

     "WARRANTORS"         means Mr Adda and each of the Sellers (but excepting
                          only Annie Sly because she is not a member or affiliate of the control group for purposes of the pooling requirements of GAAP).

1.2 Unless otherwise stated, a reference in this Agreement to a clause, sub-clause or Schedule is a reference to a clause or sub-clause of, or a schedule to, this Agreement. For the avoidance of doubt, the Schedules form part of this Agreement and take effect as if set out in this Agreement.

1.3 References to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted from time to time (whether before or after the date of this Agreement) and shall include any provisions of which they are re-enactments (whether with or without modification) and any sub-ordinate legislation made under such provisions.

1.4 Unless the context otherwise requires, references to the singular shall include the plural and vice versa, references to any gender shall include all genders, and references to "person" shall include an individual, body corporate, firm, association, trust, government or local authority department, partnership or other authority or body (whether corporate or unincorporate).

1.5 Clause headings are for ease of reference only and shall not affect the construction of this Agreement.

1.6 Words and expressions defined in the Act shall, unless the context otherwise requires, have the same meanings when used in this Agreement.

1.7 References to "in the agreed form" mean in the form agreed in writing between the Sellers or the Warrantors (as the case may be) and the Buyer and for the purpose of identification initialled by the Sellers' Solicitors and the Buyer's Solicitors.

2.   SALE AND PURCHASE

2.1 Subject to the terms of this Agreement, each of the Sellers shall sell with full title guarantee and the Buyer shall buy with effect from Completion the Shares together with all benefits and rights attaching to the Shares, including without limitation all dividends declared, and distributions made or paid, on or after the date of this Agreement.

2.2  The Shares shall be sold free from all Encumbrances.

2.3 Each of the Sellers and Mr Adda hereby waives any pre-emption rights and other restrictions on the transfer of, or otherwise relating to, any of the Shares, conferred on him or any other person under the Articles of Association of the Company, an agreement between Mr Adda (1) and Annie Sly and Carol Courtney (2) dated 30 April 1992, or otherwise.

3.   CONSIDERATION

3.1 In consideration of the sale of the Shares by the Sellers to the Buyer, the Buyer shall, on Completion, allot and issue to each Seller the number of Buyer's Shares set out opposite such Seller's name in column (4) of
     Schedule 1.

3.2 Twenty seven thousand eight hundred and sixty one (27,861) of the Buyer's Shares (being ten percent (10%) of the total number of Buyer's Shares to be allotted and issued by the Buyer to the Sellers hereunder) shall be placed in escrow by the Warrantors in accordance with the terms of the Escrow Agreement.

4.   COMPLETION

4.1 Completion shall take place at the offices of the Buyer's Solicitors on 28 February 1998.

4.2 The Buyer shall not be obliged to complete the purchase of any of the Shares unless all of the documents and matters set out in Parts I and III of Schedule 5 have been delivered and/or fully satisfied (as appropriate) or waived by the Buyer. The Sellers shall not be obliged to complete the sale of any of the Shares unless all of the documents set out in Part II of
     Schedule 5 have been delivered by the Buyer or waived by the Sellers.

4.3  At Completion, the Buyer shall cause:

     (a) ChaseMellon Shareholder Services to deliver via international courier to each Seller as soon as practicable after Completion a certificate representing the number of Buyer's Shares set out opposite such Seller's name in column 4 of Schedule 1 minus, in the case of each Warrantor, the number of Buyer's Shares representing such Warrantor's pro-rata portion of the Escrowed Shares; and

     (b) to be delivered to the Escrow Agent certificates in respect of the Buyer's Shares representing each Warrantor's pro-rata portion of the Escrowed Shares.

4.4  If the Sellers do not comply with one or more of their obligations under
     Part I of Schedule 5 on or prior to the date agreed for Completion or if the Buyer does not comply with one or more of its obligations under Part II of Schedule 5 on or prior to the date agreed for Completion (in either case "the defaulting party"), or any subsequent date to which the other party ("the non-defaulting party") agrees in writing to defer Completion, the non-defaulting party may (without prejudice to any other rights or remedies available to it or them under this Agreement or otherwise) subject to the agreement of the defaulting party, agree in writing to defer Completion to another date in accordance with this clause 4.4, in which case the provisions of this Agreement shall apply as if that other date were the date set for Completion in clause 4.1.

5.   COVENANTS

5.1 Each party shall, before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, consult with the other parties with respect thereto and no party shall, without the prior written consent of the other parties, issue any press release or make any such public statement, except as may be required by law or applicable regulation.

5.2 The Buyer and each of the Sellers shall (and shall procure that the Company shall) use all reasonable efforts and shall cooperate fully and shall take all reasonable actions as are reasonably necessary to allow the acquisition of the Shares by the Buyer as contemplated by this Agreement to be accounted for on the Business Combination of the Accounting Principles Board of the American Institute of Certified Public Accountants as amended by Statements of the Financial Accounting Standards Board, and the restated interpretations of the American Institute of Certified Public Accountants
     (FASB), the Emerging Issues Task Force and the regulations of the U.S. Securities Exchange Commission. In connection therewith and prior to Completion, each Seller shall have executed and delivered an Investment and Pooling Letter to the Buyer and the Buyer shall have received a pooling letter from Price Waterhouse LLP, as auditors for the Buyer.

5.3 Upon the request of the Buyer, the Warrantors shall procure that the Company's auditors Moores Rowland, shall, subject to their receipt of reasonable professional fees and expenses for the same:

     (a) continue to allow Price Waterhouse LLP to have access to and to review the audit work of Moores Rowland for the fiscal years of the Company ended on 30 November 1996 and 30 November 1997 under the same conditions set out in the "hold-harmless" letter dated 18 February 1998; and/or

     (b) with the prior written consent of Moores Rowland, include the audited financial statements and the auditors report published by Moores Rowland in respect of such years within any opinion given by Price Waterhouse LLP relating to any audit of the Buyer's Group and/or the Company and/or within any SEC filings made at any time in relation to the Buyer's Group and/or the Company.

6.   WARRANTORS' WARRANTIES

6.1 Each of the Sellers severally warrants, represents and undertakes to the Buyer that:

     (a) he has the legal right and full power and authority to sell and transfer to the Buyer the full legal and beneficial ownership of the Shares set out opposite his name in column 3 of Schedule 1 with full title guarantee, free from all Encumbrances and otherwise on the terms of this Agreement without the consent of any third party; and

     (b) he has the legal right and full power and authority to enter into and perform this Agreement and any and all Supplemental Agreements in accordance with their respective terms.

6.2 The Warrantors jointly and severally warrant, represent and undertake to the Buyer that the Warranties contained in this clause 6 and in Schedule 4 are true, accurate and complete in all respects as at the date of Completion.

6.3 Each of the Warranties is given subject to the matters fairly and specifically and, so far as the Warrantors are aware, fully disclosed in the Disclosure Letter.

6.4 Each of the Warranties shall be construed separately and independently of each other and no Warranty shall be limited or restricted by reference to or inference from any other Warranty.

6.5 The Warranties shall remain in full force and effect after Completion and the Buyer's rights and remedies in respect of any breach of the Warranties or under any other provision of this Agreement shall not be regarded as modified or varied by Completion, by any investigation (including without limitation any due diligence investigation) made by or on behalf of the Buyer in connection with the purchase of the Shares or any information or documents supplied to it (save as set out in the Disclosure Letter), by the Buyer failing to exercise or delaying the exercise of any of its rights or remedies or by any other event or matter whatsoever except a specific and duly authorised written waiver or release by the Buyer.

6.6 Any amounts owed pursuant to the Warranties by the Warrantors shall be deemed to be an adjustment in the amount of the Buyer's Shares received as Consideration, calculated by reference to the closing price of the Buyer's Shares as quoted on the Nasdaq National Market on 27 February 1998.

6.7 The Sellers each undertake (for themselves and any nominees) that after Completion and for so long as they remain the registered holder of any of the Shares they will:-

     (a) not represent themselves as the beneficial owners of any of the Shares;

     (b) exercise all powers, rights and privileges vested in the registered holder of the Shares only in accordance with the lawful written directions of the Buyer or such member of the Buyer's Group as the Buyer may nominate by notice in writing to the Sellers; and

     (c) hold the Shares and any dividends or other distributions of profits or assets in respect thereof in trust for the Buyer or such member of the Buyer's Group as the Buyer may nominate by notice in writing to the Sellers.

6.8  STC undertakes that during the "Restricted Period" it will not:

     (a) distribute any of the capital and/or income of the Adda Settlement if to do so would, or would be reasonably likely to, result in the aggregate value of the net assets of the Adda Settlement being less than five hundred thousand pounds sterling (pound 500,000) or enter into any transaction or arrangement having a similar effect unless an irrevocable and legally binding undertaking in favour of the Buyer is obtained from any beneficiary to whom STC proposes to distribute any capital and/or income (such undertaking to be in a form satisfactory to the Buyer) whereby such beneficiary assumes joint and several liability with STC in respect of any claim under this Agreement and/or any Supplemental Agreement to the extent of the value of the distribution; and/or

     (b) exercise any of its powers to invest or lend any money or other funds from the Adda Settlement to any person, company, partnership or other business enterprise or venture of the Warrantors or any Associate of any of the Warrantors without the prior written consent of the Buyer, such consent not to be unreasonably withheld.

6.9 STC undertakes that during the "Restricted Period" it will not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), do or permit or cause to be done any of the following:

     (a)  retire from the Adda Settlement;

     (b)  appoint any new or additional trustee(s) to the Adda Settlement;
          and/or

     (c) vest or cause to vest any of the property of the Adda Settlement in any new or additional trustee(s).

6.10 The Buyer agrees that any claim arising against the Warrantors out of or in connection with this Agreement and/or any Supplemental Agreement shall first be brought against the Escrow Fund; provided however, that if any claim is not satisfied (whether in whole or in part) out of the Escrow Fund, the Buyer shall be entitled to bring such claim directly against any of the Warrantors in accordance with their respective liabilities under this Agreement and any such claim brought against any of the Warrantors may be satisfied (in whole or in part), at the option of the Warrantors in cash or by transfer to the Buyer of such number of Buyer's Shares (as valued in accordance with clause 6.3 of the Escrow Agreement) as may be required to satisfy such claim.

6.11 The "Restricted Period" shall be a period which is the earlier of one year from Completion or the date upon which the Buyer has completed its first audit of the Buyer's consolidated financial statements; provided however to the extent that any claim is made by the Buyer in connection with this Agreement and/or any Supplemental Agreement such one year period shall be extended until the date when such claim is resolved or satisfied.

7.   LIMITATIONS ON WARRANTORS' LIABILITY

7.1 The provisions of this clause 7 shall operate to limit the liability of the Warrantors in respect of any claim under or in connection with the Warranties. For the avoidance of doubt, unless expressly provided otherwise, clause 8 is in no way limited by the provisions of this clause 7.

7.2 The Warrantors shall not be liable under the Warranties (or, where relevant, under the indemnities contained in clause 8) in respect of any claim:

     (a) unless the aggregate amount of all claims under this Agreement and/or the Supplemental Agreements exceeds forty thousand pounds sterling (pound 40,000); provided however, that if the aggregate liability in respect of all such claims exceeds forty thousand pounds sterling (pound 40,000), then the Buyer shall be entitled to pursue recovery of all claims, including without limitation all claims previously notified;

     (b) to the extent that the aggregate amount of the liability of the Warrantors for all claims made under the Warranties or the indemnities would exceed five hundred thousand pounds sterling (pound 500,000); provided however, that this sub-clause 7.2(b) shall not apply to any claim relating to any criminal fine or penalty for which the liability of the Warrantors shall be unlimited;

     (c) unless notice of such claim is given in writing (stating in reasonable detail the specific matters in respect of which the claim is made) by the Buyer to the Warrantors within the earlier of twelve (12) months after the date of Completion, or the date upon which the Buyer has completed its first audit of the Buyer's consolidated financial statements; and/or



     (d) (i) to the extent that the liability of the Trustees in respect of any claim would exceed the proportion of the claim which equals the proportion of the total consideration received by them on behalf of their respective trust or settlement as appropriate; and

          (ii) without prejudice to clause 6.8, to the extent that any claim against the Trustees of the Adda Settlement or the Childrens' Trusts exceeds the assets of the relevant trust or settlement as appropriate.

          For the avoidance of doubt this clause 7.2(d) shall in no way limit the liability of Mr Adda.

7.3 Any claim made by the Buyer for breach of Warranty shall be reduced by the amount of any payment made by any of the Warrantors in respect of the same facts or circumstances pursuant to the provisions of the Tax Covenant and vice versa.

7.4 Where any of the Warranties is qualified by the phrase "so far as the Warrantors are aware" or any similar phrase, the Warrantors shall be deemed to have made reasonable enquiry with regard to the subject matter of such Warranty.

7.5 Neither party shall be entitled to rescind this Agreement after Completion in any circumstance.

7.6 No liability shall attach to the Warrantors in respect of any claim under the Warranties:

     (a) unless notice is given by the Buyer to the Warrantors of the relevant facts of that claim as soon as reasonably practicable; provided however, that if the Buyer and/or the Company in its sole discretion seeks indemnification in respect of any such claim from any insurer, the Buyer shall only be required to give notice to the Warrantors under this clause 7.6 at the same time as the Buyer and/or the Company (as the case may be) gives written notice of the claim to the insurer; or

     (b) in respect of any fact or matter of which the Buyer has actual knowledge as at Completion that would, but for this sub-clause 7.6(b), entitle the Buyer to make a claim against the Warrantors for breach of any of the Warranties; provided however, that, for the avoidance of doubt, actual knowledge on the part of the Buyer shall in no way be imputed or deemed by virtue of the delivery at any time of any papers, documents and/or other materials (on any media) by or on behalf of the Sellers (or any of them) to the Buyer, its employees, officers, agents and/or representatives.

7.7 In the event that the Buyer or the Company is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim could be made against the Warrantors, the Buyer shall use, or procure that the Company shall use, its reasonable endeavours to recover such sum before making the claim, and any sum recovered will reduce the amount of the claim; and, in the event of the recovery being delayed until after the claim has been satisfied by the Warrantors, the Buyer shall account to the Warrantors in respect of any amount so recovered (after deduction of all reasonable costs and expenses of the recovery) up to the amount of the payment.

7.8 In the event that a claim under the Warranties against the Warrantors arises as a result of or in connection with a liability to or a dispute with any third party, no such liability or dispute shall be admitted, settled or discharged without the written consent of the Warrantors and the Buyer shall (provided that it is indemnified to its reasonable satisfaction by the Warrantors against any costs, expenses, liabilities, penalties and/or fines which may be incurred by the Buyer and/or the Company in taking such action) take and shall procure that the Company shall take such action to avoid, dispute, resist, appeal, compromise or contest such liability or dispute as may be agreed between the parties.

7.9  No liability shall attach to the Warrantors in respect of any claim:

     (a) under the Warranties or indemnities to the extent that such claim relates to any loss for which the Buyer or the Company is indemnified by insurance or for which it would have been so indemnified if at the relevant time there had been maintained valid and adequate insurance cover of a type in force in relation to the Company at the date of Completion;

     (b) to the extent that provision or reserve in respect of the matter or thing giving rise to such claim has been specifically provided for or detailed and noted in the Last Accounts;

     (c) if such claim would not have arisen but for a change in the rate of tax or a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof or a change by the relevant tax authority in the method of applying or calculating the rate of tax after the date hereof or a change in any extra statutory concession previously made by any revenue authority (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen but for any judgment delivered after the date hereof;

     (d) to the extent that such claim would not have arisen but for a change in the treatment of assets and liabilities or of the tax attributable to timing differences (including capital allowances) in future accounts of the Company or but for any other change in the accounting bases upon which the Company prepares its future accounts;

     (e) to the extent that such claim would not have arisen but for an omission or a voluntary act or transaction (other than an omission, act or transaction carried out pursuant to a legally binding obligation created on or before Completion) occurring after Completion otherwise than in the ordinary course of business; or

     (f) if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for a failure on the part of the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making, giving or doing of which was taken into account in preparing the Last Accounts and specifically notified to the Buyer on or before Completion.

     (g) for the avoidance of doubt, the provisions of clauses 3.1(a) to (k), 3.3, 3.4, 4, 5, 6, 9, 11 and 12 of the Tax Covenant shall apply mutatis mutandis in relation to any claim or claims in respect of any of the Warranties contained in Section 13 of Schedule 4 of this Agreement other than as they relate to PAYE or National Insurance contributions. In respect of any claim or claims in respect of the Warranties as they relate to PAYE or National Insurance contributions, the provisions of clauses 3.2(a) to (e), 3.3, 3.4, 4, 5, 6, 9, 11 and 12 of the Tax Covenant shall apply mutatis mutandis.

8.   INDEMNITIES

8.1 Subject always to the limitations on liability contained in sub-clauses 7.2(a), (b) and (d)), and 7.9(a) and (b) for the period ending on the earlier of one year after the date of Completion or the date upon which the Buyer has completed its first audit of the Buyer's consolidated financial statements, the Warrantors shall be jointly and severally liable to the Buyer (for itself and as trustee for the Company) for any Property Liability and shall indemnify (and shall at all times keep fully and effectively indemnified) the Buyer and the Company in respect thereof.

8.2 The provisions of this clause 8 shall be in addition to, and not in limitation of, any other rights or remedies which the Buyer may have under this Agreement, any Supplemental Agreement or otherwise.

8.3 The Warrantors shall have no liability to the Buyer in respect of the Property Liability in the event that the Buyer uses (for planning purposes) the Property other than in accordance with the terms of the Leases.

9.   BUYER'S WARRANTIES

     The Buyer represents and warrants that:

     (a) it is a corporation duly organised and existing under the laws of the State of Washington, U.S. and that the Buyer has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted; and

     (b) it has the full corporate power and corporate authority to enter into this Agreement and to carry out the terms of this Agreement. The Buyer has taken all corporate action necessary to authorise the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer, and is binding upon and enforceable against the Buyer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganisation or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

10.    RESTRICTIVE COVENANTS

10.1   In this clause 10:-

       (a)  "Business"           means the provision of information technology
                                 training services as carried on by the Company as at Completion;

       (b)  "Prohibited Area"    means England, Wales, Scotland, Northern
                                 Ireland, Eire, Channel Isles and/or the Isle of
                                 Man; and

       (c)  "Senior Staff"       means collectively all employees and/or
                                 contractors of the Company who as at Completion are training and/or lecturing contractors, sales directors and/or managers, team leaders, sales and/or account managers, training directors and/or managers, technical directors and/or managers, financial controllers and/or management accountants.

10.2 In further consideration of the sale and purchase effected by this Agreement and in order to protect the goodwill of the Company, each Warrantor hereby undertakes with the Buyer as follows:-

       (a) he shall not at any time hereafter divulge or communicate to any person for his own or any other person's benefit or to the detriment or possible detriment of the Company, the Business, the Buyer or any other member of the Buyer's Group, any of the trade secrets or other confidential information of the Company, or of any client, customer or supplier of the Company, which has or may come to his knowledge;

       (b) if he has obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure he will not at any time infringe such restrictions;

       (c) he will not either directly or indirectly as a director, employee, partner or greater than three percent (3%) shareholder within two (2) years after Completion carry on, or be engaged, concerned or interested in carrying on, any business which is the same or substantially similar to the Business within the Prohibited Area in competition with the Company;

       (d) in connection with any business competing or likely to compete with the Business, he will not use any business name, trade name, trade mark or logo used by the Company or any confusingly similar business name, trade name, trade mark or logo;

       (e) he will not within two (2) years after Completion solicit or accept the custom or business of, interfere with, or endeavour to entice away from the Company any person who at any time during the two (2) years immediately preceding Completion was a client, customer or supplier of the Company;

       (f) he will not within two (2) years after Completion employ, seek to employ, interfere with, or endeavour to solicit or entice away from the Company, any Senior Staff; and

       (g) he will not do any of the above-mentioned things directly or indirectly, with or for or on behalf of any other person.

10.3 Subject always to the provisions of clause 10.6, each of the Warrantors shall procure that each of his Associates (including, without limitation, GTS) shall be bound by and observe the provisions of clause 10.2 as if each Associate were a party covenanting with the Buyer. For the avoidance of doubt, nothing in this Agreement shall prevent Mr Adda or GTS from carrying on the GTS Business through GTS London or otherwise.

10.4 The parties confirm that they consider the restrictions contained in this clause 10 to be reasonable in all respects, but if any such restriction is held to be invalid or ineffective, but would not be so held if some part of it were deleted, or some modification were made to its terms, the parties agree that such restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

10.5 The provisions of sub-clauses 10.2(a) to (g) inclusive are separate and severable undertakings and shall be enforceable accordingly.

10.6 Notwithstanding the provisions of this clause 10, GTS London shall be entitled to provide Services (as defined in the GTS Services Agreement) to the Company strictly and solely in accordance with the GTS Services Agreement and shall be entitled to use the personal services of Mr Adda for the purposes of discharging its obligations to perform such Services; provided however, that nothing in the GTS Services Agreement shall otherwise limit, restrict or otherwise affect the provisions of this clause 10 in so far as they apply to GTS and/or Mr Adda.

10.7 In the event that, during the period of two years from Completion, any person wishes to purchase GTS, Mr Adda, as director of GTS London, will procure that any purchaser will be bound by the provisions of subclauses 10.1, 10.2(c), (d), (e) and (f).

11.    GENERAL

11.1 This Agreement shall be binding on and enure for the benefit of the successors in title and assigns of the parties to this Agreement.

11.2 The Buyer may assign this Agreement and/or any Supplemental Agreement, in whole or in part, or any or all of its rights under the same to Oxford or to any other member of the Buyer's Group. Save as aforesaid, no party shall be entitled to assign this Agreement and/or any Supplemental Agreement, in whole or in part, or any or all of its/their rights and/or obligations under the same without the prior written consent of the other parties.

11.3 Without prejudice to the generality of clause 11.2 and for the avoidance of doubt, any assignment by the Buyer of any of its rights under this Agreement to Oxford or to any other member of the Buyer's Group may be partial so that the benefit of the Warranties or any indemnities and/or guarantees in this Agreement and/or any Supplemental Agreement may enure to the benefit of the holder(s) for the time being of the Shares in proportion to their respective interests.

11.4 Each of the Warrantors undertakes that he and any necessary third party shall execute such deeds and documents and do all such other acts and things as may be required to vest the Shares in the Buyer and otherwise to give full force and effect to the provisions and intent of this Agreement.

11.5 All provisions of this Agreement shall continue in full force and effect notwithstanding Completion except in respect of those provisions already performed or expressly waived at Completion.

11.6 Unless expressly stated otherwise, all obligations of the Warrantors under this Agreement and any Supplemental Agreement shall be joint and several.

11.7 Any party may release or compromise the liability of, or grant any time, forbearance or indulgence to, any other party under this Agreement and/or any Supplemental Agreement without modifying, affecting or prejudicing any of its rights or remedies against such party.

11.8 Each party's rights and remedies under this Agreement are additional to any other rights and remedies which may be available to it. No neglect, delay or indulgence on the part of any party in enforcing any term of this Agreement and/or any Supplemental Agreement will be construed as a waiver and no single or partial exercise of any right or remedy under this Agreement and/or any Supplemental Agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy or any other available right or remedy. No waiver by any party shall be valid unless in writing and signed by such party or a duly authorised representative thereof.

11.9 If any term or provision of this Agreement or any Supplemental Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, that term or provision shall to that extent be deemed not to form part of this Agreement or such Supplemental Agreement but the enforceability of the remainder of this Agreement or such Supplemental Agreement shall not be affected.

11.10 Without prejudice to the provisions of clause 5.1, none of the parties shall make any announcement or otherwise publicise this Agreement, any Supplemental Agreement and/or any of its/their terms without the prior written approval of the other parties hereto, unless required by law or applicable regulation and then only after prior consultation with the other parties.

11.11 Unless otherwise agreed by the parties, each party shall bear all professional and other fees, costs and expenses incurred by it in connection with this Agreement and/or any and all Supplemental Agreements and all acts and events contemplated by it/them.

11.12 Time shall be of the essence of this Agreement except as expressly otherwise agreed in writing between the parties, both as regards the dates and periods specifically mentioned, and as to any substituted dates and periods agreed in writing by the parties.

11.13 This Agreement and all Supplemental Agreements together constitute the entire agreement between the parties relating to their subject matter and supersede all previous agreements and understandings between the parties with respect thereto.

11.14 Except as expressly provided herein, no variation of this Agreement or any Supplemental Agreement shall have effect unless it is in writing and signed by each party or a duly authorised representative of each party to this Agreement.

11.15 This Agreement may be executed in any number of counterparts each of which when executed shall be an original but all the counterparts together shall constitute one and the same instrument.

11.16 If any term or provision of this Agreement (or of any agreement or arrangement of which this Agreement forms part) renders this Agreement, or the said agreement or arrangement, liable to registration under the Restrictive Trade Practices Act 1976, that term or provision will not take effect until the day after particulars of this Agreement, or the said agreement or arrangement, have been duly furnished to the Director General of Fair Trading for registration in accordance with the requirements of such Act.

12.    NOTICES

12.1 Any notice or other communication to be given under or in connection with this Agreement shall be in writing, addressed to the party to be served and delivered personally or sent by international overnight courier or by facsimile:

       (a)  in the case of an individual, to the address herein stated; and

       (b) in the case of a company or corporation, to its principal place of business for the time being,

       or (in either case) to such other address as the addressee may from time to time specify for the purpose of, and in accordance with the provisions of, this clause 12.

12.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

       (a) if delivered personally, when left at the address referred to in clause 12.1;

       (b) if sent by international overnight courier, three (3) Business Days after having been deposited with an international overnight courier; and

       (c) if sent by facsimile, three (3) hours after completion of its transmission if transmitted before 2.00 pm on any Business Day and otherwise by 11.00 am on the next Business Day.

12.3 In proving the giving of notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and deposited with an international overnight courier or that the facsimile was transmitted.

13.    GOVERNING LAW

       This Agreement shall be governed by and construed exclusively in accordance with English Law and the parties submit to the non-exclusive jurisdiction of the English Courts.

THIS DOCUMENT is executed as a deed and delivered on the day and year first above written.

                                SCHEDULE 1
                                ----------

                                THE SELLERS

     (1)                          (2)                     (3)             (4)
     FULL NAME                    ADDRESS                 NUMBER OF       NUMBER
                                                          SHARES TO       OF BUYER'S
                                                          BE SOLD         SHARES
(1)  Annie Sly                    2 Earle Villas          30              8,358
                                  Heath Road
                                  Bradfield
                                  Near Manningtree
                                  Essex CO11 2X1

(2)  Robin Nessim Smouha Adda     31 Felden Street        17              4,736
     and Pernille Adda as         London SW6 5AE
     trustees of the Olivia
     Adda Settlement

(3)  Robin Nessim Smouha Adda     31 Felden Street        17              4,736
     and Pernille Adda as         London SW6 5AE
     trustees of the Jacques
     Adda Settlement

(4)  Robin Nessim Smouha Adda     31 Felden Street        17              4,736
     and Pernille Adda as         London SW6 5AE
     trustees of the Jessica
     Adda Settlement

(5)  Robin Nessim Smouha Adda     31 Felden Street        10              2,786
     and Pernille Adda as         London SW6 5AE
     trustees of the Georgina
     Adda Settlement

(6)  STC International Limited    PO Box 146             909            253,259
     as trustee of teh Adda       Roadtown
     Settlement                   Tortola
                                  British Virgin
                                  Islands

                                                        Total           278,611
                                                                        =======

                                  SCHEDULE 2

                            DETAILS OF THE COMPANY


COMPANY NUMBER:  02502655


DATE AND PLACE OF INCORPORATION:  16 May 1990 in England and Wales
                                  as Avalock Limited


CHANGE OF NAME:  13 December 1991 to Barefoot PC Training Limited
                 23 July 1993 to Barefoot Computer Training Limited


SHARE CAPITAL:  Authorised                        Allotted and Issued
                ----------                        -------------------
                100 pounds divided into           1,000 ordinary shares
                1,000 shares of 10 pence each     of 10 pence each


ISSUED SHARES HELD BY:

Shareholder                                             Number of Shares
-----------                                             ----------------
Annie Sly                                                      30

Robin Nessim Smouha Adda and Pernille Adda
as trustees of the Olivia Adda Settlement                      17

Robin Nessim Smouha Adda and Pernille Adda
as trustees of the Jacques Adda Settlement                     17

Robin Nessim Smouha Adda and Pernille Adda
as trustees of the Jessica Adda Settlement                     17

Robin Nessim Smouha Adda and Pernille Adda
as trustees of the Georgina Adda Settlement                    10

STC International Limited
as trustee of the Adda Settlement                             909


REGISTERED OFFICE:  Telephone House, 77 Paul Street, London EC2A 4PT

DIRECTORS:  Robin Nessim Smouha Adda
            Pernille Adda

SECRETARY:  Robin Nessim Smouha Adda

ACCOUNTING REFERENCE DATE:  30 November

AUDITORS:  Moores Rowland, Cliffords Inn, Fetter Lane, London EC4A 1AS

TAX DISTRICT AND REFERENCE NUMBER:  King's Cross 2; 656 76220 00906A07

VAT REGISTRATION NUMBER AND LOCAL VAT OFFICE:  607821543 City VAT office

                                  SCHEDULE 3

                                 THE PROPERTY

Sixth Floor North Wing and South Wing, 69-77 Paul Street, London EC2, more particularly described in the Leases

                                  SCHEDULE 4

                                THE WARRANTIES


 1.     AUTHORITY OF THE SELLERS

 1.1 The Company is duly incorporated and validly existing under the laws of England and Wales.

 1.2 When executed, this Agreement and all Supplemental Agreements will constitute valid and binding obligations on each of the Warrantors in accordance with their respective terms.

 1.3 The execution and delivery of, and the performance by the Warrantors of their obligations under, this Agreement and/or any the Supplemental Agreement shall not result in:

        (a) any regulation or provision of the Company's memorandum and/or articles of association being breached in any way;

        (b) any breach of any agreement, licence or other instrument to which any of the Warrantors or the Company is a party or is bound;

        (c) the creation of any Encumbrance over the undertaking or any of the assets of the Company;

        (d) any third party having the right to terminate or modify any agreement, licence or other instrument to which any of the Warrantors or the Company is a party or is bound; or

        (e) any breach of any order, judgment or decree of any court, government agency or regulatory body.

 1.4 The Shares comprise the entire allotted and issued share capital of the Company, have been properly and validly allotted and issued and are fully paid. No person has any other right or entitlement whatsoever over or in respect of the capital of the Company and, since the Last Account Date, the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital.

 1.5 The Shares are free from all Encum brances and there are no arrangements or obligations to create any such Encumbrances at any time in the future.

 2.     INFORMATION GIVEN TO THE BUYER

 2.1 All information contained or referred to in this Agreement, the Disclosure Letter and/or any documents accompanying the Disclosure Letter (excepting only third party documents) is true and accurate in all material respects.

 2.2 All information contained or referred to in any third party documents accompanying the Disclosure Letter is so far as the Warrantors are aware true and accurate in all material respects.

 2.3 All information given by or on behalf of the Warrantors to the Buyer and/or its agents, employees and/or professional advisors relating to the business, activities, affairs, assets and liabilities of the Company was when given and now is fair and accurate in all material respects. There are no material facts or matters in relation to the assets, business or financial condition of the Company which so far as the Warrantors are aware have not been fairly and accurately disclosed in writing to the Buyer (other than those material facts or matters which may be actually known by the Buyer).

 3.     CORPORATE MATTERS

 3.1 The Company has complied in all material respects with all provisions and requirements of the Act and all returns, particulars, resolutions and other documents, required to be delivered to the Companies Registry or any other authority have been duly and properly made and delivered.

 3.2 The register of members and other statutory books of the Company have been properly kept and are complete and up to date.

 4.     ACCOUNTS

 4.1 All accounts, books, ledgers, financial and other records of any kind whatsoever of the Company are in its possession, up to date and have been fully and accurately maintained in accordance with all applicable law on a proper and consistent basis and give a true and fair view of the matters required to be dealt with therein.

 4.2    The Audited Accounts:

        (a) comply with the provisions of the Act and all other applicable law in force at the relevant date;

        (b) comply with all current SSAPs applicable to a United Kingdom company;

        (c) give a true and fair view of the financial position and state of affairs of the Company at the Accounts Date;

        (d) have been prepared on a basis consistent with that adopted in preparing the Company's audited accounts for the last two financial periods;

        (e)   make proper provision for all actual liabilities;

        (f) make proper and reasonable provision for all contingent liabilities which are required to be provided for in compliance with the Act, all other applicable law and all SSAPs applicable to a United Kingdom company on the relevant date; and

        (g) include stock and work in progress figures which in the circumstances existing at the Accounts Date do not exceed the amounts which could reasonably be expected to be realised in the normal course of the Company's business.

 4.3 The Management Accounts have been prepared with reasonable skill and care and fairly present the state of affairs and financial position of the Company for the two monthly periods ended on 31 December 1997 and 31 January 1998.

 5.     TRADING

 5.1    Since the Last Accounts Date:

        (a) the business of the Company has been continued in the ordinary course and as a going concern and the Company has not assumed or incurred any material liabilities which have or will have a material effect on the financial position of the Company;

        (b) there has been no deterioration in the turnover or the financial or trading position or prospects of the Company and, so far as the Warrantors are aware, no event, fact or matter has occurred or is likely to occur which will or is reasonably likely to result in any such deterioration;

        (c) no capital commitments have been entered into by or on behalf of the Company;

        (d) the Company has paid its creditors in accordance with their respective terms; and

        (e) no dividend or other distribution has been declared, paid or made to any member of the Company.

 5.2 The Disclosure Letter contains particulars of all material contracts and engagements, whether written or oral, to which the Company is a party at the date of this Agreement.

 5.3 The Company has not manufactured, sold or supplied products or services which are or were or will become in any material respect faulty or defective, or which were negligent, or which do not comply in any respect with all specifications, warranties and representations, express or implied, made in relation to them, or with all applicable regulations, standards and requirements.

 5.4 The Company is not liable (save as may be implied by law) to service, repair, maintain, take back or otherwise do anything in respect of any goods or services that have been delivered by it.

 5.5 No major customer or supplier of the Company has ceased to do business with the Company since the Last Accounts Date and so far as the Warrantors are aware no such customer or supplier intends to cease to do business with the Company or substantially reduce its existing level of business with it.

 5.6 The Company has not entered into any transaction in which the Sellers, the directors and/or managers of the Company and/or any of their Associates (including without limitation GTS), was interested, directly or indirectly.

 5.7 The Disclosure Letter contains full details of all grants made to the Company by any governmental department or authority or similar body, the Company has no liability to repay any such grant and no circumstances have arisen under which any such body could require repayment.

 6.     ASSETS

 6.1 The Company owned at the Last Accounts Date and still owns, and had and still has a good title to, all assets included in the Last Accounts or acquired since that date and no asset is the subject of any assignment or Encumbrance, except current assets since sold or realised in the ordinary course of business.

 6.2 The assets (including without limitation the Intellectual Property) owned by the Company, together with the assets held under licence, hire purchase, leasing or rental agreements, comprise all the assets, property and rights which are necessary for the continuation of the business of the Company as now conducted.

 6.3 At least ninety-five percent (95%) of the book debts owed to the Company included in the Last Accounts were, and at least ninety-five (95%) of the book debts owed to the Company as at Completion will be, collected in full in the ordinary course of business (that is, not more than twenty (20) weeks after the date the debt was incurred).

 6.4 The Company has all licences, consents, authorisations, orders, warrants, permissions and other approvals necessary or desirable for carrying on the Company's business and operations as at the date of Completion and the same shall continue in full force and effect after Completion and shall not be affected in any way by the transaction contemplated by this Agreement and/or any Supplemental Agreement.

 7.     FINANCE

        There are no overdrafts, loans and/or other financial facilities outstanding or available to the Company.

 8.     THE COMPANY'S OFFICERS, EMPLOYEES AND CONTRACTORS

 8.1    (a)   The Disclosure Letter contains true, complete and accurate particulars of all Employees of the Company and the dates of commencement of employment and the terms of employment of all such Employees; and

        (b) to the best of the knowledge and belief of the Warrantors after reasonable inquiry, the Disclosure Letter contains true, complete and accurate particulars of all contractors of the Company and the dates of commencement of appointment to office and the terms of appointment of all such contractors.

 8.2 The Company has complied with all statutory and other regulations and obligations in relation to its Employees and contractors and all former employees and contractors.

 8.3 The Company is not a party to any bonus, profit-sharing, share option, share incentive or other incentive scheme, arrangement or agreement for or affecting any directors, shareholders, contractors or Employees or any former directors, shareholders, contractors or employees.

 8.4 There are no collective bargaining arrangements or agreements and no other agreements or arrangements between the Company and a trade union or other body representing Employees.

 8.5 The Company has paid up to date and in full all remuneration, pension contributions, benefits and other payments or liabilities due from it in respect of all Employees, directors and former employees. The Company does not offer enhanced redundancy payments and has no outstanding employment claims.

 8.6 No director, Employee or contractor of the Company is under notice to leave his office, employment or contract, given by him or the Company and there are no proposals to terminate any of the same. No Employee has left employment with the Company in the last three months.

 8.7 There are no terms of employment or other agreements with the Company or terms of appointment for directors of the Company which provide that a change of control of the Company however defined shall entitle any Employee, contractor or director to treat such change of control as a breach of contract or entitle him to any benefit or payment or to treat himself as redundant or dismissed or released from any obligation owed by him to the Company.

 8.8 During the period to which the Last Accounts relate and since the Last Accounts

        Date or (where any employment or office commenced after the beginning of such period) since the commencement date of the employment or holding of office:

        (a) no change has been made in the rate of remuneration, or the pension or other benefits, of any director, contractor or Employee or of any former director, employee or contractor of the Company; and

        (b) no change has been made in any other terms of employment or appointment of any director, contractor or Employee.

 9.     PENSIONS

 9.1 The Company has no obligation (whether legally enforceable or not) to provide any life assurance, retirement, redundancy, termination, pension, death, health or disability benefit or payment to any director, Employee or contractor or former director, employee or contractor of the Company or any spouse or dependent of any such person.

 9.2 For the purposes of this clause 9.2, "the Pension Scheme" means The Sun Life Flexible Executive Pension Plan; Policy Number 7955148. As at Completion and at all times thereafter, the Company shall have no liability of any kind whatsoever and shall suffer no losses, claims, demands, charges, costs and/or expenses of any kind whatsoever arising out of or in connection with the Pension Scheme. All contributions, fees, premiums, charges and/or expenses of whatever nature relating to the Pension Scheme and/or members thereof which have fallen due at or before Completion have been paid in full and, as at Completion, no services have been rendered or requested which have not been paid for in full.

 9.3 The Company is not under any legal or moral liability or obligation, or a party to any ex gratia arrangement or promise whether written or verbal, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of
        Section 612(1) ICTA to or for any of its past or present officers or employees or their dependants; and there are not now nor have there at any time been any retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on the Company or to which it contributes nor have there been any announcements as to the introduction of any such scheme or arrangement.

10.     INSURANCE

10.1 All assets, property, rights, Intellectual Property, officers and Employees capable of being insured are and have at all material times been adequately insured against:

        (a) fire and all risks (including but not limited to professional indemnity) prudently or usually covered by companies carrying on similar businesses to that of the Company; and

        (b) accident, physical loss or damage, confiscation or detention of any such assets by a foreign government, third party (including product) liability and environmental liability.

10.2 The Company's insurances are all valid and in force, nothing has been done or omitted or not disclosed which might breach, invalidate or render them illegal or otherwise unenforceable and all premiums have been paid up to date.

10.3 Details of all current insurance policies of the Company, and of all current or outstanding claims and of all claims paid in the preceding claims three (3) years are included in or annexed to the Disclosure Letter.

11.     LEGAL PROCEEDINGS

11.1 In the carrying on of its business and operations, the Company has not materially breached any applicable law or any of the Company's constitutional documents.

11.2 The Company has not in the last three (3) years been and is not engaged in, and/or has not threatened to commence or been threatened with, any claim, litigation, prosecution, proceeding, suit, legal action, investigation, enquiry, arbitration or other legal or disciplinary proceedings, any tribunal, enquiry or commission proceedings, or any industrial dispute and so far as the Warrantors are aware there are no circumstances which might give rise to the same.

11.3 In respect only of Taxation, the Company has not at any time been and is not engaged in, and/or has not threatened to commence or been threatened with, any claim, litigation, prosecution, proceeding, suit, legal action, investigation, enquiry, arbitration or other legal proceedings, and so far as the Warrantors are aware there are no circumstances which might give rise to the same.

12.     INSOLVENCY

12.1 No order has been made or resolution passed or meeting convened for the winding up of the Company and there is no outstanding petition to wind up the Company, or appoint an administrator or receiver of all or any part of its undertaking or assets, nor has any such order been made nor (so far as the Warrantors are aware) has any step been taken for or with a view to the appointment of such a person.

12.2 No distress, execution or other process has been levied and remains undischarged in respect of the Company and there is no outstanding judgment or court order against the Company.

12.3 The Company is neither insolvent nor unable to pay its debts as they fall due.

13.     TAXATION

13.1    In this section 13 of this Schedule 4:-

        "Taxation" means any and all forms of taxes levies imposts contributions duties and charges (including any relevant fine, penalty, surcharge or interest) in all cases in the nature of tax or corresponding to tax and all withholdings or deductions in respect thereof, of whatever nature and whenever imposed, imposed or levied by any Tax Authority acting as such whether directly or primarily chargeable against recoverable from or attributable to the Company or any other person; and

        "Tax Authority" means any governmental, federal, state, provincial, local governmental or other, fiscal, tax, revenue, customs, duties or excise authority, body or official, whether of the United Kingdom or elsewhere in the world charged by statute with the collection or administration of Taxation.

13.2    (a)   The Company has properly and within the requisite periods made all returns and provided all information which at any time it has been liable to make or provide for any purposes of Taxation.

        (b) The Company has duly and within the requisite periods made or given all elections, claims, notices and which are assumed to have been made or given in computing the charge or provision (if any) for Taxation in, or in preparing any of the Last Accounts or the audited accounts of the Company for any period of account ended on or before 30 November 1997.

        (c) The Company has duly and within the requisite periods paid or accounted for all Taxation which it is liable to pay or account for and is not liable to pay and has not within the six years prior to the date hereof paid or been liable to pay, any fine, interest or penalty in connection with any Taxation.

13.3    (a)   The Company has not at any time in the six years prior to the date hereof paid and will not as a result of the entry into or Completion of this Agreement become liable to pay;

              (i) any Taxation primarily chargeable against or assessable on another person (whether or not the Company has a right of recovery from that other person); or

              (ii)  any Taxation pursuant to Section 178, 179, 190 TCGA 1992 or
                    Part XI ICTA 1988.

        (b) All Taxation for which the company is or may be jointly and severally liable with any other person has been duly,fully and punctually paid by that other person within the requisite periods.

13.4    (a)   No appeal is currently outstanding against any assessment or other demand in respect of any Taxation.

        (b) No enquiry or investigation is being made by any Taxation Authority or into the Taxation affairs of the Company or into or in respect of any returns or computations relating to Taxation made by the Company and the Company has not received any written notification that any such enquiry or investigation is to be made.

14.     PROPERTY

14.1 The Company does not own or occupy any land and buildings other than the Property.

14.2    The Company has good title to the Property.

14.3 No person other than the Company is in occupation of or in receipt of any rents or profits from the Property.

14.4 The Property is free from any mortgage, debenture, charge, rent-charge, lien or other encumbrance.

14.5 The Property is not subject to any restrictive covenants, stipulations, easements or other rights vested in third parties.

14.6 The Company has not received complaint of any breach of any applicable statutory or bye law requirements of any competent authority or any provisions of the Planning Acts in respect of the Property and no development of the Property has been undertaken by the Company in breach of any applicable law, there is no outstanding notice relating to the Property or any business carried on thereat or the use thereof and there is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Property.

14.7 The Company has occupied the Property since the date of the grant of the Leases and it has used the whole of the Property continuously as a computer and information technology training establishment during the period save in respect of approximately one thousand five hundred (1,500) square feet of the Property which has been used as ancillary offices.

14.8 The Company has paid the rent and so far as the Warrantors are aware the Company has not at any time received notice of any breach of the covenants under the terms of any lease in all material respects under which the Company holds or occupies the Property and no rent reviews are currently in progress affecting the Property.

14.9 So far as the Warrantors are aware, the Company has not at any time received notice of any breach of any covenant, condition or agreement contained in the

        Leases on the part of the landlord or the Company and the landlord has not refused to accept rent or made any complaint or objection.

14.10 So far as the Warrantors are aware, the Company has not at any time received notice from any person alleging breach by the Company or any such previous owner, lessee, licensee or occupier of any Environmental Laws.

15.     INTELLECTUAL PROPERTY

15.1 The Disclosure Letter contains particulars of all Intellectual Property of the Company as at Completion including without limitation any Intellectual Property licensed to the Company by any third party and licensed by the Company to any third party.

15.2 The Intellectual Property constitutes all intellectual property and other proprietary rights and interests necessary for the continuation of the business of the Company as at Completion and all Intellectual Property is:

        (a) legally and beneficially owned by, licensed to or used under the owner's authority by the Company;

        (b)   so far as the Warrantors are aware, valid and enforceable;

        (c)   not being infringed or attacked or oppressed by any person;

        (d)   not subject to any licence or authority in favour of another; and

        (e) in the case of such Intellectual Property as is registered or the subject of application(s) for registration, all renewal fees which are due and steps which are required for its maintenance and protection have been paid and taken, and the Company has not received any claims or applications or notice of legal proceedings which if progressed might be material to the above Warranties.

15.3 The Company does not use any third party intellectual property and/or proprietary rights or interests other than the Intellectual Property or so far as the Warrantors are aware, infringe any third party intellectual property rights or interests and the Company is not liable to pay any royalty or similar sum which is material in the context of the Company's business. The Company is not a party to any licence which imposes any materially onerous terms on the Company (including but not limited to any materially onerous payment terms).

15.4 So far as the Warrantors are aware, all parties' obligations under all licences and agreements forming part of the Intellectual Property have been complied with and no disputes have arisen therefrom.

15.5 The Company has not received nor, so far as the Warrantors are aware, is it likely to receive any claim under any contract or under section 40 of the Patents Act 1977 for employee compensation, or any assertion of moral rights in respect of the Intellectual Property.

15.6    There has been and is no misuse of any know-how by the Company.

16.     CERTAIN WARRANTIES REGARDING POOLING OF INTERESTS

16.1 The parties initiated discussions regarding the transactions contemplated by this Agreement on 20 November 1997. This Agreement and the Supplemental Agreements represent the entirety of the transaction between the Shareholders and the Buyer's Group.

16.2 The Company is an autonomous, independent and viable operating company, and has not been a subsidiary or division of another company or corporation at any time prior to Completion.

16.3 There have not been any inter-corporate investments between the Company and the Buyer's Group at any time prior to Completion.

16.4 The Company has not changed or altered any equity interest of the Shares, including but not limited to any distributions to shareholders and any additional issuances, exchanges or retirements of Shares or any other securities, options and warrants in contemplation of this Agreement within two (2) years prior to the date the parties first initiated discussions regarding the transactions contemplated by this Agreement and through Completion.

16.5    The Company has not reacquired any Shares prior to Completion.

16.6 No Affiliate of the Company has reduced its risk relative to its common shareholder position for the thirty (30) days prior to Completion. No Affiliate of the Company will reduce its risk relative to such position prior to the publication of financial results covering at least thirty
        (30) days of combined operations of the Buyer and the Company post-Completion.

16.7 All of the Shares of the Company will be transferred to the Buyer at Completion. There are no warrants, options or other securities other than the Shares.

16.8 GTS London and GTS Limited are entities of which the ultimate record, and/or controlling beneficial stockholder is STC as trustee. The nature of business operations of GTS London and GTS Limited is the GTS Business. Their operations constitute a separate line of business from that of the Company. There have been no material business relationships between the Company and GTS, nor are any committed in the future other than the Services Agreement between the Company and GTS London. Assets transferred by the Company to GTS were assets developed for GTS Business and were transferred at cost.

16.9 During the past two (2) years, Mr Adda has pursued his interest in the end user information training business solely through the Company. There are no assets essential to the operations of the Company that are owned or controlled by Mr Adda or his Associates.

16.10 The Company has not paid any dividends of any kind during the two years prior to the date of this Agreement. There have been no other distributions to Shareholders or financial arrangements other than normal compensation and performance bonuses. The Company does not guarantee any debt owed by the Shareholders.

16.11 There have not been any agreements among the Shareholders during the two years prior to the date of this Agreement that provide for election of directors other than by a Shareholder vote or that restrict the sale or transfer of Shares.

16.12 The Company has not disposed of any material assets for the two (2) years prior to the date of this Agreement.

16.13 The Warrantors have no specific knowledge of any future transactions which have been planned and which are inconsistent with the combining of the entire existing interests of the shareholders of the Buyer and the Company such as (i) agreements to retire or reacquire, directly or indirectly, all or part of the Buyer's Shares; (ii) financial arrangements for the benefit of any shareholder; (iii) significant existing or planned business relationships with any other business owned by any shareholder; and/or (iv) the Warrantors have no specific knowledge of disposals of a significant part of the assets of the Buyer's Group or knowledge of such disposals by the Company other than disposals in the ordinary course of business and actions taken to eliminate duplicate facilities or excess capacity.

16.14 STC is a British Virgin Island limited company which serves as Trustee for the Adda Settlement. No Seller is an officer or director of STC. No Seller holds any equity interest in STC.

16.15 Based upon the information given to the Company and the Sellers by the Buyer, in relation to the accounting of this transaction as a pooling of interests under GAAP, the Company and the Sellers have no actual knowledge of specific facts which would prevent the Buyer from accounting for this transaction as a pooling of interests under GAAP.

17.     GENERAL

        Each Warrantor acknowledges that the Buyer and others will rely upon the truth and accuracy of the foregoing representations, Warranties and agreements.

                                  SCHEDULE 5

                     MATTERS TO BE SATISFIED AT COMPLETION

PART 1:  THE SELLERS

1.   The Sellers shall have delivered to the Buyer's Solicitors:

     (a) duly executed transfers of the Shares in favour of the Buyer or as the Buyer may direct;

     (b)   the certificates for the Shares;

     (c)   the Tax Covenant duly executed by the Warrantors;

     (d) the resignation from office of each Director and secretary of the Company (except those whom the Buyer has notified to the Sellers in writing prior to the date of Completion that it wishes to continue in office) with a written acknowledgement under seal from each of them, in the agreed form, that he has no outstanding claim against the Company;

     (e) if requested by the Buyer, the resignation of the auditors to the Company confirming that they have no outstanding claims of any kind against the Company and containing a statement complying with Section 394(1) of the Act;

     (f) GTS Service Agreement in the agreed form to be entered into between the Company and GTS London duly executed by GTS London;

     (g) the Escrow Agreement duly executed by the Sellers, the Company and the Escrow Agent;

     (h) the Investment and Pooling Letter in the agreed form duly executed by each Seller;

     (i) the Letter of Transmittal in the agreed form duly executed by each Seller;

     (j)   a duly executed Registration Rights Agreement in the agreed form;

     (k)   the Promissory Note; and

     (l) any and all other Supplemental Agreements required to be executed by the Warrantors (or any of them) and/or the Company.

2. The Sellers shall have procured delivery of the following to the Buyer or as the Buyer may direct:

      (a) the certificate of incorporation, certificate(s) of incorporation on change of name, statutory books (duly made up to Completion) and common seal (if any) of the Company;

      (b)   the title deeds relating to the Property;

      (c) all books of account and documents of record and all other documents in the possession or under the control of the Sellers which are the property of or in the possession of the Company, all complete and up to date;

      (d) bank statements of all bank accounts of the Company to a date not more than two (2) days before Completion, and reconciliation statements in respect of each such account up to Completion; and

      (e) releases or certificates of non-crystallisation in the form required by the Buyer of all mortgages and/or charges affecting the Company, except as may be agreed in writing by the Buyer before execution of this Agreement.

3. Each of the Sellers shall (and shall procure that each of his Associates other than GTS shall) have repaid in full any and all monies owing by him to the Company.

4. The Sellers shall have procured that the Directors have held a Board Meeting of the Company at which the Directors shall, inter alia but without limitation:

      (a) approve the registration of the transfers of the Shares to the Buyer or as the Buyer may direct (subject to stamping);

      (b) appoint such persons as the Buyer shall nominate as directors and/or secretary;

      (c)   accept the resignations referred to in clause 1(d) of Part I of this
            Schedule 5;

      (d) accept if required by the Buyer the resignation of the auditors and appoint Price Waterhouse as auditors of the Company;

      (e) approve and authorise for execution the GTS Service Agreement between the Company and GTS London;

      (f) replace all current mandates to bankers with new mandates as required by the Buyer; and

      (g) approve and authorise the discontinuation of Mr Adda's pension arrangements.

5. The Sellers shall have provided (and shall have procured that the Company has provided) the Buyer with such information and assistance as is reasonably necessary to enable the Buyer (and/or its advisers) to complete to the Buyer's satisfaction a due diligence exercise in respect of the Company.

PART II:  THE BUYER

     The Buyer shall have procured delivery to the Sellers of:

     (a) a counterpart of the Tax Covenant and the Escrow Agreement duly executed by the Buyer; and

     (b) any and all other Supplemental Agreements required to be executed by the Buyer.

PART III:  GENERAL

1. The Company's current assets minus current liabilities and long-term debt shall not, as at 31 January 1998, be less than negative two hundred thousand pounds sterling (-200,000 pounds) and there has been no material change in that position as at Completion.

2. There shall have been no material change in the Company's financial position since the Last Accounts Date.

EXECUTED AS A DEED by                       )
ARIS CORPORATION
Acting by:
                        Director            )  /s/ Paul Y. Song, President

                        Secretary           )  /s/ Norbert W. Sugayan, Jr.


SIGNED AND DELIVERED AS A DEED by           )  /s/ Robin Nessim Smouha Adda
ROBIN NESSIM SMOUHA ADDA
in the presence of:                         )  /s/ Peter John Knight


SIGNED AND DELIVERED AS A DEED by           )  /s/ Annie Sly
ANNIE SLY
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
OLIVIA ADDA SETTLEMENT                      )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                               the Olivia Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
JACQUES ADDA SETTLEMENT                     )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                               the Jacques Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
JESSICA ADDA SETTLEMENT                     )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                               the Jessica Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
GEORGINA ADDA SETTLEMENT                    )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                               the Georgina Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND AS A DEED by                     )
STC INTERNATIONAL LIMITED AS TRUSTEE OF     )
THE ADDA SETTLEMENT                         )

Acting by:                                  )
                Director                    )  /s/ Peter John Knight
                                               By Peter John Knight duly
                                               authorised attorney for
                                               STC International Limited as
                                               Trustee of the Adda Settlement
                Director/Secretary          )